EXHIBIT 12

                          AMERICAN EXPLORATION COMPANY
                   RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                          AND PREFERRED STOCK DIVIDENDS
                    (In thousands, except for ratio amounts)

                                                                            YEAR ENDED DECEMBER 31,
                                                                1995        1994       1993        1992        1991
                                                              ---------   ---------   ----------  ----------  -------
EARNINGS:
(+)   Pretax income from continuing
         operations                                           $   1,356   $ (60,690)  $  (18,681) $  (68,791) $  (24,006)
(+)   Interest expense (b)                                        5,481       6,638        6,847       9,485      13,609
(+)   Amortization of debt expense                                  951       2,343          739       1,292       -
(+)   Rent representative of interest factor                        901       1,284        1,533       1,726       1,697
                                                              ---------   ---------   ----------  ----------  ----------
                                                                  8,689     (50,425)      (9,562)    (56,288)     (8,700)
                                                              ---------   ---------   ----------  ----------  ----------


FIXED CHARGES:

(+)   Interest expensed or capitalized (b)                        6,949       8,134        9,193      12,786      17,081
(+)   Amortization of debt expense                                  951       2,343          739       1,292       -
(+)   Rent representative of interest factor                        901       1,284        1,533       1,726       1,697
                                                              ---------   ---------   ----------  ----------  ----------
                                                                  8,801      11,761       11,465      15,804      18,778
                                                              ---------   ---------   ----------  ----------  ----------

PREFERRED STOCK DIVIDEND
   REQUIREMENTS (a)                                               1,800       1,800           75       -              65
                                                              ---------   ---------   ----------  ----------  ----------

COVERAGE DEFICIENCY                                           $  (1,912)  $ (63,986)  $  (21,102) $  (72,092) $  (27,543)
                                                              =========   =========   ==========  ==========  ==========

RATIO OF EARNINGS TO COMBINED
   FIXED CHARGES AND PREFERRED
   STOCK DIVIDENDS                                                 0.82       (3.72)       (0.83)      (3.56)      (0.46)
                                                              =========   =========   ==========  ==========  ==========

- ------------
(a)   There was no preferred stock outstanding during 1992.
(b)   Financing costs are included in interest expense in 1991.